Exhibit 5.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA FOUNDED 1866	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

August 18, 2015

National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, New York 10038

Re:	National General Holdings Corp.

Registration Statement on Form S-3 (Registration No. 333-204903)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced automatic shelf registration statement (the “Registration Statement”) that was filed by National General Holdings Corp., a Delaware corporation (the “Company”), on June 12, 2015 (Registration No. 333-204903) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of debt securities, warrants, units, preferred stock, depositary shares and common stock to be issued from time to time by the Company.

Pursuant to the Registration Statement, the Company is issuing up to $115,000,000 aggregate principal amount of 7.625% Subordinated Notes due 2055 (including $15,000,000 aggregate principal amount of Notes to be subject to the underwriters’ over-allotment option) (the “Notes”).

We are familiar with (i) the Registration Statement, (ii) the prospectus dated June 12, 2015 included in the Registration Statement (the “Base Prospectus”), (iii) the prospectus supplement dated August 11, 2015 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) supplementing the Base Prospectus and relating to the Notes, (iv) the Underwriting Agreement, dated August 11, 2015, by and among the Company and Morgan Stanley & Co. LLC, UBS Securities LLC and Keefe, Bruyette & Woods, Inc., as managers of the several underwriters named in Schedule II thereto (the “Underwriting Agreement”), (v) the Indenture, dated May 23, 2014 (the “Original Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of August 18, 2015 (the “Second Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), by and between the Company and the Trustee, (vi) certain resolutions of the Board of Directors of the Company adopted on June 11, 2015 and August 3, 2015, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things the offer, issuance, sale and distribution of the Notes, (vii) certain resolutions of the Pricing Committee of the Board of Directors adopted on August 11, 2015, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force

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and effect, and (viii) the Second Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-Laws of the Company, in each case as currently in effect and as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The issuance of the Notes covered by the Registration Statement have been duly authorized and, when executed and delivered as contemplated by the terms of the Underwriting Agreement and the Indenture, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

2. The issuance of the Notes covered by the Registration Statement in connection with any exercise of the option to purchase additional Notes granted by the Company to the underwriters pursuant to the Underwriting Agreement have been duly authorized by the Company, and when executed and delivered as contemplated by the terms of the Underwriting Agreement and the Indenture, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Notes pursuant to the underwriters’ option to purchase additional Notes: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Underwriting Agreement and the Indenture will have been duly executed and delivered by the Company and the underwriters; and (iii) the Second Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-Laws of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

This opinion letter is limited to the laws of the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as an Exhibit to the Company’s Current Report on Form 8-K filed with the SEC on August 18, 2015 and to its incorporation by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,
/s/ Sidley Austin LLP

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